EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 1-A Regulation Offering Statement of Worthy Peer Capital, Inc., of our report dated March 10, 2017 with respect to our audit of the financial statements of Worthy Peer Capital, Inc., as of December 31, 2016 (from inception June 9, 2016), and for the period then ended, which report appears in the Offering Statement, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Offering Statement.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek, Florida

March 10, 2017